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                                 PRESS RELEASE
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FOR IMMEDIATE RELEASE                                   CONTACT:

Valhi, Inc.                                             Bobby D. O'Brien
Three Lincoln Centre                                    Vice President
5430 LBJ Freeway, Suite 1700                            (972) 233-1700
Dallas, Texas  75240-2697
(972) 233-1700

                       VALHI REPORTS THIRD QUARTER RESULTS


     DALLAS, TEXAS . . November 8, 2004. Valhi, Inc. (NYSE: VHI) reported net income of $17.4 million, or $.14 per diluted share, in the third quarter of 2004 compared to net income of $8.8 million, or $.07 per diluted share, in the third quarter of 2003. For the first nine months of 2004, the Company reported income before cumulative effect of a change in accounting principle of $284.5 million, or $2.36 per diluted share, compared to income of $28.2 million, or $.23 per diluted share, in the first nine months of 2003. The primary reason for the increase in income in the 2004 year-to-date period is due to certain second quarter income tax benefits discussed below.

     Chemicals sales increased $43.2 million in the third quarter of 2004 compared to the third quarter of 2003, and increased $82.6 million for the first nine months of the year, as the favorable effect of fluctuations in foreign currency exchange rates, which increased chemicals sales by approximately $11 million and $46 million, respectively, and higher Ti02 sales volumes more than offset the impact of lower average TiO2 selling prices. Kronos' TiO2 sales volumes in the third quarter of 2004 increased 16% compared to the third quarter of 2003, as higher volumes in Europe, United States and export markets more than offset the effect of lower volumes in Canada, and volumes were 9% higher in the year-to-date period. Excluding the effect of fluctuations in the value of the U.S. dollar relative to other currencies, Kronos' average TiO2 selling prices in billing currencies in the third quarter of 2004 were 1% lower than the third quarter of 2003, and were 3% lower in the year-to-date period. Expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the respective periods, Kronos' average TiO2 selling prices in the third quarter of 2004 were 3% higher than the third quarter of 2003, and 2% higher for the first nine months of the year. Reflecting the partial implementation of prior price increase announcements, Kronos' average TiO2 selling prices in billing currencies in the third quarter of 2004 were 3% higher than the second quarter of 2004, the first quarter with an upward trend in selling prices since the third quarter of 2003.

     Chemicals operating income in the 2004 year-to-date period includes a second quarter gain of $6.3 million ($3.5 million, or $.03 per diluted share, net of income taxes and minority interest) related to the settlement of a contract dispute with a customer. Kronos' operating income comparisons were also favorably impacted by higher production levels, which increased 5% in the third quarter of 2004 compared to the third quarter of 2003, and increased 3% in the first nine months of 2004. Kronos' operating rates were at near full capacity in all periods presented, and Kronos' sales and production volumes in the first nine months of 2004 were both new records for Kronos. Operating income comparisons were negatively impacted by the lower average selling prices for TiO2. In addition, fluctuations in currency exchange rates increased chemicals operating income in the first nine months of 2004 by $7 million as compared to the same period in 2003, while the effect of currency exchange rate fluctuations was not significant in the quarter.

     Component products sales were higher in the third quarter and first nine months of 2004 as compared to the same periods in 2003 due primarily to higher volumes of precision slide and security products and increases in certain slide product surcharges and prices (primarily to recover the increase in raw material steel prices experienced during 2004). Sales comparisons were also favorably impacted by relative changes in foreign currency exchange rates, which increased component product sales by $1.1 million in the third quarter of 2004 as compared to the third quarter of 2003, and increased sales by $4.5 million in the first nine months of the year.

     Component products operating income comparisons were favorably impacted by the effect of certain cost reduction efforts previously undertaken, including consolidating CompX's two Canadian facilities into one facility and the restructuring of CompX's operations in the Netherlands. In addition, operating income comparisons were also impacted by an unfavorable change in product mix of security products, the effect of selling price increases for certain products, higher raw material and medical costs and expenses of approximately $900,000 incurred during the first nine months of 2003 (mostly in the first half of the year) associated with consolidating the two Canadian facilities. In addition, component products operating income in the third quarter of 2003 includes a $3.5 million restructuring charge associated with the implementation of certain headcount reductions in CompX's Netherlands operations.

     Waste management sales increased, and its operating loss declined, in 2004 due to higher demand for waste management services, offset in part by higher expenses associated with the additional management and staffing requirements resulting from recent permitting efforts to expand low-level and mixed-level radioactive waste disposal capabilities.

     TIMET's sales increased from $83.6 million in the third quarter of 2003 to $120.2 million in the third quarter of 2004. TIMET's operating income improved from $1.3 million in the third quarter of 2003 to $12.4 million in the 2004 period. The improvement in TIMET's results were due in part to a 34% increase in sales volumes of mill products (primarily due to increased sales to the commercial and military aerospace sector and industrial markets) and a 39% increase in melted product average selling prices. These increases were partially offset by a 3% decrease in melted product sales volumes. A significant portion of the increase in melted product average selling prices was due to a change in product mix relative to a significant sale of slab in the third quarter of 2003, for which selling prices are lower than ingot.

     Equity in earnings of TIMET in the third quarter of 2004 includes income of $6.3 million ($4.1 million, or $.03 per diluted share, net of income taxes) related to a nonoperating gain recognized by TIMET upon the exchange of substantially all of its convertible preferred debt securities for a new issue of TIMET preferred stock. TIMET's results in the third quarter of 2003 include a $6.8 million charge related to the termination of TIMET's purchase and sales agreement with a customer.

     General corporate expenses were lower in the third quarter and first nine months of 2004 compared to the same periods of 2003 due primarily to lower environmental remediation and legal expenses of NL. The gain on disposal of fixed assets in the 2003 periods related primarily to the sale of certain real property of NL, which aggregated $4.1 million, or $.03 per diluted share, net of income taxes and minority interest, in the third quarter of 2003 (2003 year-to-date period net of $4.7 million, or $.04 per diluted share).

     Kronos recognized a $245.6 million income tax benefit in the second quarter of 2004 ($210.5 million, or $1.75 per diluted share, net of minority interest) related to the reversal of a deferred income tax asset valuation allowance attributable to Kronos' income tax attributes in Germany (principally net operating loss carryforwards). The reversal of the German valuation allowance reflected the Company's revised estimate of its ability to utilize its German net operating loss carryforwards in the future under the "more-likely-than-not" recognition criteria.

     Also, in the second quarter of 2004, NL recognized a $43.1 million income tax benefit ($35.9 million, or $.30 per diluted share, net of minority interest) related to income tax attributes of NL Environmental Management Services, Inc. ("EMS"), a subsidiary of NL. This income tax benefit resulted from a settlement agreement reached with the U.S. IRS concerning the IRS' previously-reported examination of a certain restructuring transaction involving EMS, and included
(i) a $12.6 million tax benefit related to a reduction in the amount of additional income taxes and interest which NL estimates it will be required to pay related to this matter as a result of the settlement agreement and (ii) a $30.5 million tax benefit related to the reversal of a deferred income tax asset valuation allowance related to certain tax attributes of EMS (including a U.S. net operating loss carryforward) which NL now believes meet the "more-likely-than-not" recognition criteria.

     The income tax benefit in the 2003 year-to-date period included a second quarter $24.6 million income tax benefit ($20.8 million, or $.17 per diluted share, net of minority interest) related to Kronos' previously-reported favorable German court ruling concerning its claim for refund suit.

     The cumulative effect of the change in accounting principle in the first nine months of 2003 related to the Company's first quarter adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003. Such change in accounting relates principally to accounting for closure and post-closure obligations at the Company's waste management operations.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

     o    Future supply and demand for the Company's products,
     o The extent of the dependence of certain of the Company's businesses on certain market sectors,
     o    The cyclicality of certain of the Company's businesses,
     o The impact of certain long-term contracts on certain of the Company's businesses,
     o    Customer inventory levels,
     o    Changes in raw material and other operating costs,
     o    The possibility of labor disruptions,
     o    General global economic and political conditions,
     o    Competitive products and substitute products,
     o    Customer and competitor strategies,
     o    The impact of pricing and production decisions,
     o    Competitive technology positions,

     o    The introduction of trade barriers,
     o    Fluctuations in currency exchange rates,
     o    Operating interruptions,
     o    The ability to implement headcount reductions in certain operations in
          a  cost   effective   manner  within  the   constraints   of  non-U.S.
          governmental regulations, and the timing and amount of any such cost savings realized,
     o    The ability of the Company to renew or refinance credit facilities,
     o    Uncertainties associated with new product development,
     o The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
     o The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the "more-likely-than-not" recognition criteria,
     o    Environmental matters,
     o    Government laws and regulations and possible changes therein,
     o    The ultimate resolution of pending litigation, and
     o    Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

     In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

     o The Company discloses percentage changes in Kronos' average TiO2 selling prices in billing currencies, which excludes the effects of foreign currency translation. The Company believes disclosure of such percentage changes allows investors to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the relative changes in average selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.

     Valhi, Inc. is engaged in the titanium dioxide pigments, component products (ergonomic computer support systems, precision ball bearing slides and security products), titanium metals products and waste management industries.

                          VALHI, INC. AND SUBSIDIARIES

                              STATEMENTS OF INCOME

                                   (Unaudited)

                    (In millions, except earnings per share)

                                                                              Three months ended             Nine months ended
                                                                                September 30,                  September 30,
                                                                           ----------------------         ----------------------
                                                                            2003            2004            2003           2004
                                                                           ------          ------         -------       --------
 Net sales
   Chemicals                                                               $242.9         $286.1          $762.5        $  845.1
   Component products                                                        52.6           56.0           153.3           165.9
   Waste management                                                            .5            4.4             3.0             6.6
                                                                           ------         ------          ------        --------

                                                                           $296.0         $346.5          $918.8        $1,017.6
                                                                           ======         ======          ======        ========

 Operating income
   Chemicals                                                               $ 31.7         $ 25.8          $ 94.1        $   84.2
   Component products                                                         (.4)           5.8             1.8            14.6
   Waste management                                                          (3.1)           (.5)           (8.7)           (7.3)
                                                                           ------         ------          ------        --------

     Total operating income                                                  28.2           31.1            87.2            91.5

 General corporate items, net
   Interest and dividend income                                               8.0            8.2            24.3            24.3
   Gain on disposal of fixed assets                                           7.4            -               8.5              .6
   Legal settlement gains, net                                                -              -                .7              .5
   Securities transaction gains, net                                          -              -                .5            -
   Expenses, net                                                            (11.7)          (6.2)          (54.7)          (21.6)
 Interest expense                                                           (14.7)         (15.2)          (43.8)          (45.9)
                                                                           ------         ------          ------        --------

                                                                             17.2           17.9            22.7            49.4
 Equity in:
   TIMET                                                                       .2           11.2            (3.7)           13.7
   Other                                                                       .2            2.4              .7             2.5
                                                                           ------         ------          ------        --------

     Income before income taxes                                              17.6           31.5            19.7            65.6

 Provision for income taxes (benefit)                                         6.4           11.0           (17.0)         (271.5)

 Minority interest in after-tax earnings                                      2.4            3.1             8.5            52.6
                                                                           ------         ------          ------        --------

     Income before cumulative effect of
      change in accounting principle                                          8.8           17.4            28.2           284.5

 Cumulative effect of change in accounting
  Principle                                                                   -              -                .6            -
                                                                           ------         ------          ------        -----

     Net income                                                            $  8.8         $ 17.4          $ 28.8        $  284.5
                                                                           ======         ======          ======        ========

                          VALHI, INC. AND SUBSIDIARIES

                                   (Unaudited)

                    (In millions, except earnings per share)


                                                                              Three months ended             Nine months ended
                                                                                September 30,                  September 30,
                                                                           ----------------------         -----------------------
                                                                            2003            2004            2003           2004
                                                                           ------          ------         -------         -------

 Basic earnings per share
   Income before cumulative effect of change
    in accounting principle                                                $  .07         $  .14          $  .23        $   2.37
   Cumulative effect of change in accounting
    Principle                                                                 -              -               .01            -
                                                                           ------         ------          ------        -----

     Net income                                                            $  .07         $  .14          $  .24        $   2.37
                                                                           ======         ======          ======        ========

 Diluted earnings per share
   Income before cumulative effect of change
     in accounting principle                                               $  .07         $  .14          $  .23        $   2.36
   Cumulative effect of change in accounting
    principle                                                                 -              -               .01            -
                                                                           ------         ------          ------        -----

     Net income                                                            $  .07         $  .14          $  .24        $   2.36
                                                                           ======         ======          ======        ========

 Shares used in calculation of per share amounts
   Basic earnings                                                           120.2          120.2           119.5           120.2
                                                                           ======         ======          ======        ========

   Diluted earnings                                                         120.4          120.4           119.7           120.4
                                                                           ======         ======          ======        ========

                          VALHI, INC. AND SUBSIDIARIES

                     RECONCILIATION OF PERCENTAGE CHANGE IN
                       KRONOS' AVERAGE TIO2 SELLING PRICES

                                   (Unaudited)


                                                                            Three months ended           Nine months ended
                                                                              September 30,                September 30,
                                                                              2004 vs. 2003                2004 vs. 2003
                                                                            -----------------            ---------------

Percentage change in average selling prices
  Using actual foreign currency exchange rates                                   +3%                         +2%

  Impact of changes in foreign currency
   exchange rates                                                                -4%                         -5%
                                                                                 ---                         ---

    In billing currencies                                                        -1%                         -3%
                                                                                 ===                         ===